Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, Inc. Announces Election of a New Director

HOUSTON-February 21, 2018 -- Today Vanguard Natural Resources, Inc. (the “Company” or “Vanguard”) announced changes to the board of directors (the “Board”) of the Company.

Election of New Director

On February 21, 2018, Joseph Hurliman, Jr. was elected by the stockholders of the Company to join the Board, filling the vacancy created by Mr. Scott Smith’s resignation. Mr. Hurliman was appointed by the Board to serve as a member of the Health, Safety, and Environmental Committee of the Board. Mr. Hurliman will stand for reelection at the Company’s next Annual Meeting of Stockholders.

Joseph Citarrella, Chairman of the Board, remarked “We are very excited to welcome Joe to the board of directors. Joe bring over 35 years of oil and gas expertise with an emphasis on unconventional shale exploration and development, reserves assessment and commercial evaluation and development. He will be a tremendous asset to the Company and its shareholders.”

Most recently, Mr. Hurliman was President and CEO of Discovery Natural Resources, LLC. Previously, Mr. Hurliman lead a variety of roles within BP Exploration and its joint venture partnerships and affiliates, including more than thirty years in North America, South America, the UK and Russia. He held a number of senior positions in reservoir and asset management on some of BP Exploration’s largest projects. Mr. Hurliman was previously on the board of directors of FIML Natural Resources, LLC. Mr. Hurliman holds a B.A. in Chemistry from Whitman College and a B.S. in Chemical Engineering from The California Institute of Technology

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent oil and gas company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, Inc.
CONTACT: Vanguard Natural Resources, Inc.
Investor Relations
Lisa Godfrey, 832-327-2234
IR@vnrenergy.com